GREAT-WEST FUNDS, INC.
ARTICLES OF AMENDMENT

Great-West Funds, Inc., a Maryland corporation (the “Corporation”), in accordance with Section 2-607 of the Maryland General Corporation Law, hereby certifies as follows:
FIRST: The charter of the Corporation is hereby amended by changing the name of the following series of capital stock of the Corporation as follows:
CURRENT SERIES/PORTFOLIO NAME    NEW SERIES/PORTFOLIO NAME

Great-West Janus Large Cap Growth Fund    Great-West Multi-Manager Large Cap Growth
Fund
SECOND: The amendment was approved by a majority of the entire Board of Directors and is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.
THIRD: These Articles of Amendment shall become effective at 12:00 A.M. on the 1st day of September 2013.
IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested by its Secretary on this 16th day of August 2013, and the undersigned officers acknowledge that these Articles of Amendment are the act of the Corporation, and certify that, to the best of their knowledge, information and belief, all matters and facts set forth herein are true in all material respects, and that this statement is made under the penalties of perjury.

GREAT-WEST FUNDS, INC.

/s/ M.T.G. Graye
Name: M.T.G. Graye
Title:    President and Chief Executive Officer

ATTEST:

/s/ R.L. Logsdon
Name: R.L. Logsdon
Title:    Assistant Vice President, Counsel and
    Secretary